SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2005

Commission	Registrant; State of Incorporation	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.
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1-5324	NORTHEAST UTILITIES	04-2147929
(a Massachusetts voluntary association)
One Federal Street, Building 111-4
Springfield, Massachusetts 01105
Telephone: (413) 785-5871

1-6392	PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE	02-0181050
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(a New Hampshire corporation)
Energy Park
780 North Commercial Street
Manchester, New Hampshire 03101-1134
Telephone: (603) 669-4000

Not Applicable

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 8     -

Other Events

Item 8.01 Other Events

On November 9, 2005, Public Service Company of New Hampshire (“PSNH”) announced an agreement to work with other parties in New Hampshire, including state legislators, state energy and environmental officials, and certain state environmental groups, to support new legislation that would require PSNH to reduce mercury emissions from its coal-fired power plants at Merrimack Station in Bow, New Hampshire and Schiller Station in Portsmouth, New Hampshire in the aggregate by at least 80 percent by July 1, 2013.  If passed, the proposed legislation also would provide incentives for both maximizing reductions after 2013 and achieving mercury reductions in earlier years.

Under the proposed legislation, PSNH would install wet scrubber technology at Merrimack Station at a currently estimated cost of up to $250 million no later than July 1, 2013.  If the proposed legislation is enacted and regulatory approvals are obtained, major construction expenditures would be expected in 2011 and 2012.  As a result, PSNH has not changed its current capital expenditure projections for 2006-2010.  Together, the coal-fired units at Merrimack Station and Schiller Station generate 585 megawatts of electricity and represent a significant share of PSNH's base load generation.

If the proposed legislation is enacted and the proposal is approved by various regulatory bodies, PSNH believes that related costs would be fully recoverable with a return through customer rates.  However, customer costs associated with the scrubber project are projected to be substantially mitigated as a result of the project’s reduction in sulfur dioxide emissions, offsetting the company’s need to purchase SO2 emissions credits.

For further information, reference is made to Northeast Utilities' and Public Service Company of New Hampshire's Quarterly Report on Form 10-Q for the period ending September 30, 2005, at Management's Discussion and Analysis of Financial Condition and Results of Operations-Legislative Matters-New Hampshire: Environmental Legislation.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalves by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE (Registrants)
By: /s/ Patricia C. Cosgel Name: Patricia C. Cosgel Title: Assistant Treasurer - Finance

Date:  November 18, 2005